Exhibit 8.1

Subsidiaries and Affiliated Entities of Registrant

Shenzhen Vande Technology Co., Limited

Guo Gangtong Trade (Shenzhen) Co., Ltd

Meiwu Zhishi Technology (Shenzhen) Co., Ltd

Meiwu Catering Chain Management (Shenzhen) Co., Ltd

Wunong Technology (Shaanxi) Co., Ltd

Wude Agricultural Technology (Shanghai) Co., Ltd;

Heme Brand Management (Shenzhen) Co., Ltd

Heme Catering Management (Shenzhen) Co., Ltd

Heme Grain Beverage Catering (Guangzhou) Co., Ltd

Heme Grain Beverage Catering (Shenzhen) Co., Ltd

Yulin Heme Grain Beverage Catering Management Co., Ltd

Magnum International Holdings Limited

Yuntent Technology Limited

Dalian Yundianzhiteng Technology Co., Ltd

Mahaotiaodong Information Technology Company

Delimond Limited

Mahaotiaodong (Xiamen) Technology Company Limited

Xinfuxin International Holdings Limited

ANTAI Medical Limited

Hunan Yuanxingchanrong Technology Co., Ltd